Exhibit 99.1

FIRST UNITED CORPORATION ANNOUNCES

SECOND QUARTER 2026 FINANCIAL RESULTS

OAKLAND, MARYLAND— July 20, 2026: First United Corporation (the “Corporation”, “we”, “us”, and “our”) (NASDAQ: FUNC), a bank holding company and the parent company of First United Bank & Trust (the “Bank”), today announced financial results for the three- and six-month periods ended June 30, 2026. Consolidated net income was $5.7 million on a Generally Accepted Accounting Principles (“GAAP”) basis for the second quarter of 2026, or $0.87 per diluted share, compared to $6.0 million, or $0.92 per diluted share, for the second quarter of 2025 and $6.7 million, or $1.03 per diluted share, for the first quarter of 2026. Net income for the first six months of 2026 was $12.3 million, or $1.90 per diluted share, compared to $11.8 million, or $1.81 per diluted share, for the same period of 2025. Non-GAAP net income was $7.3 million and $13.9 million for the three- and six-months ended June 30, 2026, respectively. Annualized Return on Average Assets and Return on Average Equity for the six-month period ended June 30, 2026 were 1.20% and 11.92%, respectively.

According to Jason Rush, President and CEO, “We delivered solid results this quarter. Earnings benefited from a stronger net interest margin and steady growth in income from our wealth franchise.  While we recorded a one-time consulting expense of approximately $2.2 million, we believe the investment in technology and pricing initiatives will position us for improved efficiency in future years to come.  Loan growth was steady in the second quarter and our loan pipelines remain robust going into the third quarter.  Expense control will continue to be a focus across the organization.”

Second Quarter Financial Highlights:

•	Net interest margin, on a non-GAAP, fully tax equivalent (“FTE”) basis, was 3.98% for the second quarter of 2026, reflecting increased loan yields and reduced funding costs.

•	Strong loan production during the quarter, with $66.0 million in commercial loan originations and $33.9 million in residential mortgage originations.

•	Provision expense was $0.8 million in the second quarter, as a result of continued economic and political uncertainty and modest loan growth, slightly offset by improved qualitative factors.

•	Operating expenses increased by $2.1 million when compared to the linked quarter driven by a one-time, non-GAAP $1.7 million, net of tax, expense related to consulting fees incurred for contract negotiations with our core processor in the second quarter of 2026.

•	A cash dividend of $0.26 per share was declared in the second quarter.

Income Statement Overview

On a GAAP basis, net income for the second quarter of 2026 was $5.7 million, inclusive of a $1.7 million, net of tax, third party consulting expense incurred for core contract negotiations. This compares to $6.7 million in the first quarter of 2026 and $6.0 million for the second quarter of 2025. Excluding this expense item, net income was $7.3 million on a non-GAAP basis.

	Q2 2026	Q1 2026	Q2 2025
Net Income, GAAP (millions)	$5.7	$6.7	$6.0
Net Income, non-GAAP (millions)	$7.3	$6.6	$6.0
Diluted net income per share, GAAP	$0.87	$1.03	$0.92
Diluted net income per share, non-GAAP	$1.13	$1.02	$0.92

Second Quarter 2026 Compared to Second Quarter 2025

Consolidated net income decreased by $0.3 million for the second quarter of 2026 when compared to the second quarter of 2025. The decrease was driven by an increase in other expense as a result of a one-time, non-GAAP $1.7 million, net of tax, consulting expense related to the core contract negotiations. This increase was partially offset by a $1.9 million increase in net interest income, an increase of $0.3 million in non-interest income, inclusive of gains, and a $0.1 million decrease in provision for credit losses. Comparing the second quarter of 2026 to the same period of 2025, interest and fees on loans increased by $1.5 million as a result of new loans booked at higher rates and the continued repricing of adjustable-rate loans. Interest expense decreased by $0.6 million when comparing year-over-year quarterly expense as a result of the repayment of a $25.0 million brokered certificate of deposit in January 2026 and $65.0 million in Federal Home Loan Bank (“FHLB”) borrowings in March 2026. Other operating income increased by $0.3 million driven by an increase in trust and brokerage income of $0.3 million as a result of increased production and favorable market values on assets under management. Other operating expenses increased by $2.8 million driven by the one-time, non-GAAP item discussed above, a $0.8 million increase in salaries and benefits as a result of filling open positions in late 2025 and 2026, normal merit increases in April 2026 and increased incentive payouts, partially offset by reduced life and health insurance expense due to reduced claims and an increase in the reduction of costs associated with loan originations related to increased loan production.

Second Quarter 2026 Compared to First Quarter 2026

Compared to the linked quarter, net income decreased by $1.0 million driven by the increased other expenses as a result of the one-time expense discussed above, partially offset by an increase in net interest income of $0.5 million and a $0.1 million decrease in provision expense. Non-interest income was stable when comparing the second quarter of 2026 to the first quarter of 2026.

Year to date 2026 compared to Year to date 2025

Net income for the six months ended June 30, 2026 was $12.3 million on a GAAP basis, inclusive of a $1.7 million, net of tax, consulting fee incurred on core contract negotiations completed in the second quarter, and $13.9 million on a non-GAAP basis compared to GAAP and non-GAAP basis income of $11.8 million for the six months ended June 30, 2025. The year-over-year increase of $0.5 million was attributable to a $3.9 million increase in net interest income an increase in other non-interest income of $0.7 million, inclusive of net gains, as a result of increased trust and brokerage income of $0.5 million, increased bank owned life insurance (“BOLI”) income of $0.2 million related to a one-time death benefit received in the first quarter of 2026, partially offset by an increase in other operating expenses of $3.9 million driven by the aforementioned consulting fee, increased salaries and benefits of $1.7 million and an increase in data processing expenses of $0.3 million. Salaries and benefits increased due to increased salaries as a result of new hires and annual merit increases in April 2026 and increased incentive payouts, partially offset by an increase in the reduction of costs associated with loan originations related to increased loan production.

Net Interest Income and Net Interest Margin

Second Quarter 2026 Compared to Second Quarter 2025

Net interest income, on a non-GAAP, FTE basis, increased by $1.9 million for the second quarter of 2026 when compared to the second quarter of 2025. This increase was driven by an increase of $1.3 million in interest income. Interest income on loans increased by $1.5 million due to the increase of 15 basis points in overall yield on the loan portfolio as new loans were booked at higher rates during 2025 and 2026 as well as the upward repricing of adjustable-rate loans. Investment income remained stable as management continued to reinvest cashflows back into the portfolio resulting in an increase in yield of 12 basis points. Interest income on federal funds sold decreased by $0.3 million due to a decrease of $22.2 million in average cash balances held at the Federal Reserve Bank as a result of loan growth in the second quarter of 2026. Interest expense decreased by $0.6 million in the second quarter of 2026 when compared to the second quarter of 2025. Interest on deposits increased slightly by $0.2 million despite an $84.4 million increase in average deposit balances, primarily in interest bearing demand and money market deposits. Long-term borrowing interest expense decreased $0.8 million due to a decrease of average balances of $90.0 million for the second quarter of 2026 when compared to the same period of 2025 primarily related to the repayment of $65.0 million and $25.0 million of FHLB advances at their maturities in March of 2026 and September of 2025, respectively.

Second Quarter 2026 Compared to First Quarter 2026

Comparing the second quarter of 2026 to the first quarter of 2026, net interest income, on a non-GAAP, FTE basis, increased by $0.5 million. Interest income increased by $0.5 million driven by an increase in average loan balances of $66.1 million in the second quarter of 2026. Interest expense was stable when comparing the second quarter of 2026 to the first quarter of 2026. Long-term borrowing expense decreased by $0.5 million due to the repayment of $65.0 million in maturing FHLB advances in March of 2026. Management’s strategic focus on margin management during the second quarter of 2026 resulted in a 15 basis point increase in the net interest margin to 3.98% compared to 3.83% for the first quarter of 2026.

Year to date 2026 compared to Year to date 2025

Comparing the six months ended June 30, 2026 to the six months ended June 30, 2025, net interest income, on a non-GAAP, FTE basis, increased by $4.0 million. Interest income increased by $3.0 million, primarily driven by an increase of $2.3 million on interest and fees on loans as average loan balances increased by $39.9 million and an increase in yield by 14 basis points. Interest expense on deposits increased slightly by $0.2 million despite an increase in average deposit balances of $89.7 million driven by increases of $26.5 million in demand deposit accounts, $86.2 million in retail money market balances, partially offset by decreases in savings balances of $10.8 million and $15.0 million in brokered time deposits. Interest expense on short-term borrowings remained stable and interest expense on long-term borrowings decreased by $1.2 million as a result of a decrease in average balances of $62.0 million, primarily due to the repayment of $65.0 million of FHLB advances at their maturities in March 2026. The net interest margin for the six months ended June 30, 2026 was 3.89% compared to 3.61% for the six months ended June 30, 2025.

Non-Interest Income

Second Quarter 2026 Compared to Second Quarter 2025

Other operating income increased by $0.4 million driven by an increase in trust and brokerage income of $0.3 million as a result of increased production of new accounts as well as favorable market values in assets under management. Net gains decreased by $0.1 million as new residential mortgage production was booked in house as compared to selling to secondary market outlets.

Second Quarter 2026 Compared to First Quarter 2026

On a linked quarter basis, other operating income, including net gains, remained flat. Net gains decreased by $0.1 million related to the gain on the sale of a branch office recognized in the first quarter of 2026. BOLI income decreased by $0.2 million and was attributable to the receipt of a one-time death benefit received in the first quarter of 2026. These decreases were offset by an increase in debit card income of $0.1 million due to normal fluctuations and an increase in trust and brokerage income of $0.1 million.

Year to date 2026 compared to Year to date 2025

Comparing the six months ended June 30, 2026 to the same period of 2025, other operating income, inclusive of net gains, increased by $0.7 million, driven by an increase in trust and brokerage income of $0.5 million as a result of increased production of new business as well as favorable market values in assets under management, as well as an increase in BOLI income of $0.2 million as previously mentioned.

Non-Interest Expense

Second Quarter 2026 Compared to Second Quarter 2025

Other operating expenses increased by $2.8 million driven by a $0.8 million increase in salaries and benefits as a result of filling open positions throughout 2025, normal merit increases in April 2026 and increased incentive payouts, partially offset by reduced life and health insurance expense due to reduced claims and increased reductions in costs associated with loan originations. Professional services expenses increased by $2.1 million due to the $1.7 million, net of tax, third party consulting fee discussed above. These increases were partially offset by reductions in check fraud-related expenses and OREO expenses.

Second Quarter 2026 Compared to First Quarter 2026

Other operating expenses increased by $2.1 million driven by the one-time, non-GAAP $1.7 million, net of tax, consulting fee incurred with core contract negotiations. All other expenses were stable when comparing the second quarter of 2026 to the first quarter of 2026 as we continue a strategic focus on expense control.

Year to date 2026 compared to Year to date 2025

Comparing the six months ended June 30, 2026 to the same period of 2025, other operating expenses increased by $3.9 million driven by the one-time, non-GAAP expense previously discussed, a $1.7 million increase in salaries and benefits as a result of new hires late in 2025 and early 2026, normal merit increases in April 2026 and increased incentive payouts, partially offset by reduced life and health insurance expense due to reduced claims and increased reductions in costs associated with loan originations and a $0.3 million increase in equipment, occupancy and data processing expenses as a result of new software implementation. These increases were partially offset by reductions in OREO expenses and other miscellaneous expenses such as check fraud expenses, employee benefits expenses and miscellaneous expense related to share repurchase tax recorded in the second quarter of 2025.

The effective income tax rates, as a percentage of income, for the six-month periods ended June 30, 2026 and 2025 were 24.1% and 24.7%, respectively.

Balance Sheet Overview

Total assets at June 30, 2026 were $2.1 billion, representing a $5.4 million decrease since December 31, 2025. During the six months of 2026, cash and interest-bearing deposits in other banks decreased by $46.4 million. The investment portfolio decreased by $0.2 million. The decreases were partially offset by increases in gross loans of $50.4 million as well as an increase in pension assets of $3.2 million due to increased market values.

Total liabilities at June 30, 2026 were $1.9 billion, representing a $14.1 million decrease since December 31, 2025. Total deposits increased by $0.4 million when compared to December 31, 2025. In January 2026, a $25.0 million brokered certificate of deposit with an interest rate of 4.23% matured and was repaid. Savings and money market accounts increased by $27.6 million due primarily to the expansion of current and new relationships throughout the first six months of 2026. Non-interest-bearing demand deposits decreased by $11.6 million and interest-bearing demand deposits increased by $13.3 million. Retail time deposits decreased by $3.9 million since December 31, 2025. Short-term borrowings increased by $50.0 million at June 30, 2026 compared to December 31, 2025 as a result of overnight borrowings in anticipation of loan funding. These borrowings were subsequently fully repaid in July.

Outstanding loans of $1.6 billion at June 30, 2026 reflected a $50.4 million increase since December 31, 2025.

Loan Type (in millions)	Change since March 31, 2026	Change since December 31, 2025
Commercial	$16.6	$31.9
Residential Mortgages	$20.8	$10.2
Consumer	$9.3	$8.3
Gross Loans	$46.7	$50.4

Since December 31, 2025, commercial real estate loans increased by $55.0 million as a result of new business relationships as well as additional growth in existing relationships; acquisition and development loans increased by $11.9 million; commercial and industrial loans decreased by $35.0 million as a result of payoffs related to approximately $15.0 million due to competitive pricing, approximately $5.3 million related to sales of businesses, approximately $8.0 million as a result of a refinance to another institution, and the payoff of a floorplan line of credit. Residential mortgage loans increased by $10.2 million as a result of robust mortgage production booked in house as opposed to the selling to the secondary market outlets, offset slightly by normal amortization; and consumer loans increased by $8.3 million related to the purchase of a consumer loan pool in the second quarter of 2026.

New commercial loan production for the second quarter of 2026 was approximately $66.0 million.  The pipeline of commercial loans as of June 30, 2026 was robust, and unfunded committed commercial construction loans totaled approximately $42.0 million.  Commercial amortization and payoffs were approximately $71.6 million through June 30, 2026, due primarily to pay-offs of short-term commercial loans as well as normal amortizations of the commercial loan portfolio.

New consumer mortgage loan production for the second quarter of 2026 was approximately $33.9 million, with most of this production comprised of in-house mortgages.  The pipeline of in-house, portfolio loans as of June 30, 2026 was $20.0 million. Unfunded commitments related to residential construction loans totaled $20.7 million at June 30, 2026.

Total deposits of $1.7 billion at June 30, 2026 remained flat when compared to December 31, 2025.

Deposit Type (in millions)	Change since March 31, 2026	Change since December 31, 2025
Non-Interest-Bearing	$(9.9)	$(11.6)
Interest-Bearing Demand	$14.6	$13.3
Savings and Money Market	$(16.8)	$27.6
Time Deposits- Brokered	$-	$(25.0)
Time Deposits- Retail	$(3.1)	$(3.9)
Total Deposits	$(15.2)	$0.4

In January 2026, a $25.0 million brokered certificate of deposit, with an interest rate of 4.23%, was repaid at its maturity. Savings and money market accounts increased by $27.6 million due primarily to the expansion of current and new relationships throughout the first six months of 2026. Non-interest-bearing demand deposits decreased by $11.6 million, offset by an increase in interest-bearing demand deposits of $13.3 million, primarily related to municipality accounts. Retail time deposits decreased by $3.9 million since December 31, 2025.

The book value of the Corporation’s common stock was $32.91 per share at June 30, 2026 compared to $31.33 per share at December 31, 2025. At June 30, 2026, there were 6,453,836 basic outstanding shares and 6,462,604 diluted outstanding shares of common stock. The increase in the book value at June 30, 2026 was due to the undistributed net income of $9.0 million for the first six months of 2026.

Asset Quality

The allowance for credit losses (“ACL”) was $20.6 million at June 30, 2026 compared to $19.0 million at June 30, 2025 and $19.5 million at December 31, 2025. The provision for credit losses was $0.8 million for the quarter ended June 30, 2026 compared to $0.9 million for both the quarters ended March 31, 2026 and June 30, 2025. Provision for credit losses was $1.7 million and $1.5 million for the first six months of 2026 and 2025, respectively. Asset quality remained strong during the first six months of 2026. Net charge-offs of $0.1 million were recorded for the quarter ended June 30, 2026 compared to net charge-offs of $0.2 million for both the quarter ended June 30, 2025 and the quarter ended March 31, 2026. The ratio of the ACL to loans outstanding was 1.31% at June 30, 2026 compared to 1.28% at December 31, 2025 and 1.27% at June 30, 2025.

The ratio of net charge offs to average loans was 0.04% and 0.07% for the six-month periods ended June 30, 2026 and 2025, respectively. The commercial and industrial portfolio had net charge offs of (0.10%) and (0.25%) for the six-month periods ended June 30, 2026 and 2025, respectively. Net charge offs in consumer loans decreased in the first six months of 2026 when compared to the first six months of 2025 from (0.96%) to (0.86%). The decrease was primarily driven by charge-offs in unsecured consumer loans in 2025. Details of the ratios, by loan type, are shown below. Our special assets team continues to actively collect on charged-off loans, resulting in overall low net charge-off ratios.

Ratio of Net (Charge Offs)/Recoveries to Average Loans

	06/30/2026	06/30/2025
Loan Type	(Charge Off) / Recovery	(Charge Off) / Recovery
Commercial Real Estate	0.00%	0.00%
Acquisition & Development	0.03%	0.13%
Commercial & Industrial	(0.10)%	(0.25)%
Residential Mortgage	0.01%	0.01%
Consumer	(0.86)%	(0.96)%
Total Net Charge Offs	(0.04)%	(0.07)%

Non-accrual loans totaled $4.5 million at June 30, 2026 compared to $4.2 million at December 31, 2025. The slight increase in non-accrual balances at June 30, 2026 was related to one commercial loan moving to non-accrual status in the first quarter.

Non-accrual loans that have been subject to partial charge-offs totaled $0.1 million at June 30, 2026 and $0.2 million at December 31, 2025.  Loans secured by 1-4 family residential real estate properties in the process of foreclosure totaled $1.2 million at June 30, 2026 and $0.5 million at December 31, 2025. The increase was due to one mortgage loan of approximately $1.1 million that moved in the second quarter. As a percentage of the loan portfolio, accruing loans past due 30 days or more increased to 0.50% at June 30, 2026 compared to 0.32% at December 31, 2025 and 0.27% as of June 30, 2025.  This increase was attributable to one large commercial loan.

ABOUT FIRST UNITED CORPORATION

First United Corporation is a Maryland corporation chartered in 1985 and a financial holding company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended, that elected financial holding company status in 2021. The Corporation’s primary business is serving as the parent company of the Bank, First United Statutory Trust I (“Trust I”) and First United Statutory Trust II (“Trust II” and together with Trust I, “the Trusts”), both Connecticut statutory business trusts. The Trusts were formed for the purpose of selling trust-preferred securities that qualified as Tier 1 capital. The Bank has two consumer finance company subsidiaries- Oak First Loan Center, Inc., a West Virginia corporation, and OakFirst Loan Center, LLC, a Maryland limited liability company – and one subsidiary that it uses to hold real estate acquired through foreclosure or by deed in lieu of foreclosure – First OREO Trust, a Maryland statutory trust. In addition, the Bank owns 99.9% of the limited partnership interests in Liberty Mews Limited Partnership, a Maryland limited partnership formed for the purpose of acquiring, developing and operating low-income housing units in Garrett County, Maryland, and a 99.9% non-voting membership interest in MCC FUBT Fund, LLC, an Ohio limited liability company formed for the purpose of acquiring, developing and operating low-income housing units in Allegany County, Maryland and Mineral County, West Virginia. The Corporation’s website is www.mybank.com

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  Forward-looking statements do not represent historical facts, but are statements about management’s beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives.  These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions.  Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true.  The beliefs, plans and objectives on which forward-looking statements are based involve risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements.  For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission entitled “Risk Factors”. In addition, investors should understand that the Corporation is required under generally accepted accounting principles to evaluate subsequent events through the filing of the consolidated financial statements included in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2026 and the impact that any such events have on our critical accounting assumptions and estimates made as of June 30, 2026, which could require us to make adjustments to the amounts reflected in this press release.

FIRST UNITED CORPORATION

Oakland, MD

Stock Symbol :  FUNC

Financial Highlights - Unaudited

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
(Dollars in thousands, except per share data)	2026	2025	2026	2025
Results of Operations:
Interest income	$26,169	$24,871	$51,880	$48,933
Interest expense	7,583	8,164	15,220	16,210
Net interest income	18,586	16,707	36,660	32,723
Provision for credit losses	781	860	1,660	1,516
Other operating income	5,319	4,940	10,527	9,762
Net gains	39	146	171	238
Other operating expense	15,765	12,974	29,458	25,550
Income before taxes	$7,398	$7,959	$16,240	$15,657
Income tax expense	1,731	1,975	3,910	3,867
Net income	$5,667	$5,984	$12,330	$11,790

Per share data:
Basic net income per share	$0.88	$0.92	$1.91	$1.82
Diluted net income per share	$0.87	$0.92	$1.90	$1.81
Adjusted Basic net income (1)	$1.14	$0.92	$2.16	$1.82
Adjusted Diluted net income (1)	$1.13	$0.92	$2.15	$1.81
Dividends declared per share	$0.26	$0.22	$0.52	$0.44
Book value	$32.91	$29.43
Diluted book value	$32.86	$29.38
Tangible book value per share	$31.16	$27.64
Diluted Tangible book value per share	$31.12	$27.59

Closing market value	$44.11	$31.01
Market Range:
High	$45.98	$32.09
Low	$36.27	$25.90

Shares outstanding at period end: Basic	6,453,836	6,494,611
Shares outstanding at period end: Diluted	6,462,604	6,506,493

Performance ratios: (Year to Date Period End, annualized)
Return on average assets	1.20%	1.20%
Adjusted return on average assets (1)	1.36%	1.20%
Return on average shareholders' equity	11.92%	12.78%
Adjusted return on average shareholders' equity (1)	13.49%	12.78%
Net interest margin (Non-GAAP), includes tax exempt income of $138 and $103	3.89%	3.61%
Net interest margin GAAP	3.87%	3.60%
Efficiency ratio - non-GAAP (2)	57.49%	59.66%

(1) See reconciliation of this non-GAAP financial measure provided elsewhere herein.
(2) Efficiency ratio is a non-GAAP measure calculated by dividing total operating expenses by the sum of tax equivalent net interest income and other operating income, less gains/(losses) on sales of securities and/or fixed assets and costs incurred on core contract renewal.

	June 30,	December 31,
	2026	2025
Financial Condition at period end:
Assets	$2,082,092	$2,087,453
Earning assets	$1,854,045	$1,807,780
Gross loans	$1,572,131	$1,521,704
Commercial Real Estate	$625,821	$570,808
Acquisition and Development	$102,211	$90,272
Commercial and Industrial	$242,013	$277,034
Residential Mortgage	$547,118	$536,912
Consumer	$54,968	$46,678
Investment securities	$279,300	$279,534
Total deposits	$1,735,513	$1,735,149
Noninterest bearing	$441,365	$453,036
Interest bearing	$1,294,148	$1,282,113
Shareholders' equity	$212,374	$203,634

Capital ratios:

Tier 1 to risk weighted assets	15.26%	15.36%
Common Equity Tier 1 to risk weighted assets	13.48%	13.52%
Tier 1 Leverage	12.70%	12.21%
Total risk based capital	16.51%	16.61%

Asset quality:

Net charge-offs for the quarter	$(96)	$(99)
Nonperforming assets: (Period End)
Nonaccrual loans	$4,514	$4,192
Loans 90 days past due and accruing	391	477
Total nonperforming loans and 90 day past due	$4,905	$4,669

Other real estate owned	$-	$1,083
Other repossessed assets	$2,780	$2,802
Modified loans	$1,199	$1,209

Allowance for credit losses to gross loans	1.31%	1.28%
Allowance for credit losses to non-accrual loans	456.16%	464.46%
Allowance for credit losses to non-performing assets	267.94%	227.61%
Non-performing and 90 day past due loans to total loans	0.31%	0.31%
Non-performing loans and 90 day past due loans to total assets	0.24%	0.22%
Non-accrual loans to total loans	0.29%	0.28%
Non-performing assets to total assets	0.37%	0.41%

FIRST UNITED CORPORATION

Oakland, MD

Stock Symbol :  FUNC

Financial Highlights - Unaudited

	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands, except per share data)	2026	2026	2025	2025	2025	2025
Results of Operations:
Interest income	$26,169	$25,711	$26,153	$25,762	$24,871	$24,062
Interest expense	7,583	7,637	8,166	8,359	8,164	8,046
Net interest income	18,586	18,074	17,987	17,403	16,707	16,016
Provision for credit losses	781	879	717	510	860	656
Other operating income	5,319	5,208	5,330	5,074	4,940	4,822
Net gains	39	132	(97)	261	146	92
Other operating expense	15,765	13,693	14,869	12,986	12,974	12,576
Income before taxes	$7,398	$8,842	$7,634	$9,242	$7,959	$7,698
Income tax expense	1,731	2,179	1,857	2,294	1,975	1,892
Net income	$5,667	$6,663	$5,777	$6,948	$5,984	$5,806

Per share data:
Basic net income per share	$0.88	$1.03	$0.89	$1.07	$0.92	$0.90
Diluted net income per share	$0.87	$1.03	$0.89	$1.07	$0.92	$0.89
Adjusted basic net income (1)	$1.14	$1.02	$1.10	$1.07	$0.92	$0.90
Adjusted diluted net income (1)	$1.13	$1.02	$1.10	$1.07	$0.92	$0.89
Dividends declared per share	$0.26	$0.26	$0.26	$0.26	$0.22	$0.22
Book value	$32.91	$31.84	$31.33	$30.65	$29.43	$28.35
Diluted book value	$32.86	$31.78	$31.27	$30.59	$29.38	$28.27
Tangible book value per share	$31.16	$30.08	$29.56	$28.87	$27.64	$26.55
Diluted Tangible book value per share	$31.12	$30.02	$29.50	$28.82	$27.59	$26.47

Closing market value	$44.11	$36.64	$37.19	$36.77	$31.01	$30.02
Market Range:
High	$45.98	$40.53	$40.79	$38.41	$32.09	$41.61
Low	$36.27	$35.02	$33.63	$32.02	$25.90	$29.38

Shares outstanding at period end: Basic	6,453,836	6,446,717	6,499,476	6,496,908	6,494,611	6,478,634
Shares outstanding at period end: Diluted	6,462,604	6,459,155	6,511,358	6,508,790	6,506,493	6,497,454

Performance ratios: (Year to Date Period End, annualized)
Return on average assets	1.20%	1.29%	1.21%	1.24%	1.20%	1.19%
Adjusted return on average assets (1)	1.36%	1.28%	1.28%	1.24%	1.20%	1.19%
Return on average shareholders' equity	11.92%	13.06%	12.70%	13.23%	12.78%	12.83%
Adjusted return on average shareholders' equity (1)	13.49%	12.99%	13.39%	13.23%	12.78%	12.83%
Net interest margin (Non-GAAP), includes tax exempt income of $138 and $103	3.89%	3.83%	3.67%	3.64%	3.61%	3.56%
Net interest margin GAAP	3.87%	3.82%	3.66%	3.63%	3.60%	3.55%
Efficiency ratio - non-GAAP (2)	57.49%	58.45%	58.19%	58.73%	59.66%	59.95%

(1) See reconciliation of this non-GAAP financial measure provided elsewhere herein.
(2) Efficiency ratio is a non-GAAP measure calculated by dividing total operating expenses by the sum of tax equivalent net interest income and other operating income, less gains/(losses) on sales of securities and/or fixed assets and costs incurred on core contract renewal.

	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
	2026	2026	2025	2025	2025	2025
Financial Condition at period end:
Assets	$2,082,092	$2,039,010	$2,087,453	$2,023,974	$2,007,471	$1,979,753
Earning assets	$1,854,045	$1,810,557	$1,807,780	$1,784,056	$1,789,747	$1,762,891
Gross loans	$1,572,131	$1,525,466	$1,521,704	$1,496,762	$1,502,481	$1,479,869
Commercial Real Estate	$625,821	$609,491	$570,808	$554,418	$550,717	$532,764
Acquisition and Development	$102,211	$97,785	$90,272	$93,968	$98,937	$94,063
Commercial and Industrial	$242,013	$246,192	$277,034	$279,079	$281,484	$282,370
Residential Mortgage	$547,118	$526,314	$536,912	$521,317	$521,968	$520,072
Consumer	$54,968	$45,684	$46,678	$47,980	$49,375	$50,600
Investment securities	$279,300	$282,711	$279,534	$278,898	$279,541	$275,143
Total deposits	$1,735,513	$1,750,703	$1,735,149	$1,678,902	$1,614,207	$1,623,574
Noninterest bearing	$441,365	$451,303	$453,036	$429,986	$425,784	$422,415
Interest bearing	$1,294,148	$1,299,400	$1,282,113	$1,248,916	$1,188,423	$1,201,159
Shareholders' equity	$212,374	$205,262	$203,634	$199,099	$191,147	$183,694

Capital ratios:

Tier 1 to risk weighted assets	15.26%	15.82%	15.36%	15.59%	15.22%	14.87%
Common Equity Tier 1 to risk weighted assets	13.48%	13.94%	13.52%	13.68%	13.32%	12.97%
Tier 1 Leverage	12.70%	12.23%	12.21%	12.10%	12.08%	11.94%
Total risk based capital	16.51%	17.07%	16.61%	16.84%	16.47%	16.10%

Asset quality:

Net (charge-offs)/recoveries for the quarter	$(96)	$(198)	$(99)	$(435)	$(151)	$(360)
Nonperforming assets: (Period End)
Nonaccrual loans	$4,514	$4,695	$4,192	$3,825	$3,813	$4,026
Loans 90 days past due and accruing	391	66	477	801	535	233
Total nonperforming loans and 90 day past due	$4,905	$4,761	$4,669	$4,626	$4,348	$4,259

Other real estate owned	$-	$1,083	$1,083	$2,718	$3,035	$3,062
Other repossessed assets	$2,780	$2,692	$2,802	$3,043	$2,802	$2,802
Modified/restructured loans	$1,199	$1,955	$1,209	$998	$1,198	$1,021

Allowance for credit losses to gross loans	1.31%	1.31%	1.28%	1.28%	1.27%	1.25%
Allowance for credit losses to non-accrual loans	456.16%	424.94%	464.46%	499.06%	499.45%	458.69%
Allowance for credit losses to non-performing assets	267.94%	233.73%	227.61%	183.78%	186.98%	182.43%
Non-performing and 90 day past due loans to total loans	0.31%	0.31%	0.31%	0.31%	0.29%	0.29%
Non-performing loans and 90 day past due loans to total assets	0.24%	0.23%	0.22%	0.23%	0.22%	0.22%
Non-accrual loans to total loans	0.29%	0.31%	0.28%	0.26%	0.25%	0.27%
Non-performing assets to total assets	0.37%	0.42%	0.41%	0.51%	0.51%	0.51%

(Dollars in thousands - Unaudited)	June 30, 2026	March 31, 2026	December 31, 2025
Assets
Cash and due from banks	$84,195	$89,220	$129,830
Interest bearing deposits in banks	993	627	1,782
Cash and cash equivalents	85,188	89,847	131,612
Investment securities – available for sale (at fair value)	107,997	109,004	107,144
Investment securities – held to maturity (at cost)	170,259	172,672	171,361
Equity investments with readily determinable fair market values	1,044	1,035	1,029
Restricted investment in bank stock, at cost	1,621	1,621	4,630
Loans held for sale	—	132	130
Loans	1,572,131	1,525,466	1,521,704
Unearned fees	(592)	(512)	(476)
Allowance for credit losses	(20,591)	(19,951)	(19,470)
Net loans	1,550,948	1,505,003	1,501,758
Premises and equipment, net	29,550	30,020	29,665
Goodwill and other intangible assets	11,279	11,361	11,444
Bank owned life insurance	50,501	50,125	50,360
Deferred tax assets	8,072	9,141	8,730
Other real estate owned, net	—	1,083	1,083
Operating lease asset	862	939	1,015
Pension asset	24,044	20,036	20,798
Accrued interest receivable and other assets	40,727	36,991	46,694
Total Assets	$2,082,092	$2,039,010	$2,087,453
Liabilities and Shareholders’ Equity
Liabilities:
Non-interest bearing deposits	$441,365	$451,303	$453,036
Interest bearing deposits	1,294,148	1,299,400	1,282,113
Total deposits	1,735,513	1,750,703	1,735,149
Short-term borrowings	69,233	19,588	17,661
Long-term borrowings	30,929	30,929	95,929
Operating lease liability	1,009	1,095	1,180
Allowance for credit loss on off balance sheet exposures	1,463	1,418	1,218
Accrued interest payable and other liabilities	29,893	28,323	30,992
Dividends payable	1,678	1,692	1,690
Total Liabilities	1,869,718	1,833,748	1,883,819
Shareholders’ Equity:
Common Stock – par value $0.01 per share; Authorized 25,000,000 shares; issued and outstanding 6,453,836 shares at June 30, 2026; 6,494,611 at June 30, 2025; and 6,499,476 at December 31, 2025	64	64	65
Surplus	19,514	19,360	21,551
Retained earnings	216,262	212,255	207,284
Accumulated other comprehensive loss	(23,466)	(26,417)	(25,266)
Total Shareholders’ Equity	212,374	205,262	203,634
Total Liabilities and Shareholders’ Equity	$2,082,092	$2,039,010	$2,087,453

	2026		2025
In thousands	Q2	Q1	Year to date	Q4	Q3	Q2	Q1
	(Unaudited)
Interest income
Interest and fees on loans	$23,779	$22,502	$90,328	$23,219	$23,060	$22,294	$21,755
Interest on investment securities
Taxable	1,907	1,880	7,210	1,845	1,826	1,776	1,763
Exempt from federal income tax	59	59	218	59	57	57	45
Total investment income	1,966	1,939	7,428	1,904	1,883	1,833	1,808
Other	424	1,270	3,092	1,030	819	744	499
Total interest income	26,169	25,711	100,848	26,153	25,762	24,871	24,062
Interest expense
Interest on deposits	7,033	6,631	27,524	7,044	7,009	6,788	6,683
Interest on short-term borrowings	26	11	75	17	17	21	20
Interest on long-term borrowings	524	995	5,136	1,105	1,333	1,355	1,343
Total interest expense	7,583	7,637	32,735	8,166	8,359	8,164	8,046
Net interest income	18,586	18,074	68,113	17,987	17,403	16,707	16,016
Credit loss expense/(credit)
Loans	736	679	2,345	480	480	728	657
Debt securities held to maturity	—	—	43	—	43	—	—
Off balance sheet credit exposures	45	200	355	237	(13)	132	(1)
Provision for credit losses	781	879	2,743	717	510	860	656
Net interest income after provision for credit losses	17,805	17,195	65,370	17,270	16,893	15,847	15,360
Other operating income
Net gains on investments, available for sale	—	—	97	—	97	—	—
Gains on sale of residential mortgage loans	39	86	533	132	163	146	92
Gains/(Losses) on disposal of fixed assets	—	46	(228)	(229)	1	—	—
Net gains/(losses)	39	132	402	(97)	261	146	92
Other Income
Service charges on deposit accounts	568	547	2,255	568	563	577	547
Other service charges	204	189	845	207	218	214	206
Trust department	2,684	2,554	9,824	2,667	2,448	2,386	2,323
Debit card income	1,046	931	4,057	1,173	980	983	921
Bank owned life insurance	376	539	1,408	364	355	348	341
Brokerage commissions	388	382	1,445	308	346	370	421
Other	53	66	332	43	164	62	63
Total other income	5,319	5,208	20,166	5,330	5,074	4,940	4,822
Total other operating income	5,358	5,340	20,568	5,233	5,335	5,086	4,914
Other operating expenses
Salaries and employee benefits	8,157	8,201	29,347	7,108	7,589	7,319	7,331
FDIC premiums	274	279	1,051	273	266	267	245
Equipment	525	521	2,217	559	515	565	578
Occupancy	690	725	2,860	817	679	675	689
Data processing	1,739	1,664	6,243	1,623	1,517	1,600	1,503
Marketing	193	234	904	288	182	196	238
Professional services	2,702	570	2,449	745	639	589	476
Contract labor	189	166	634	178	127	166	163
Telephone	93	96	380	97	89	96	98
Other real estate owned	59	123	2,235	1,866	69	208	92
Investor relations	85	60	306	55	57	132	62
Contributions	81	65	344	120	90	78	56
Other	978	989	4,435	1,140	1,167	1,083	1,045
Total other operating expenses	15,765	13,693	53,405	14,869	12,986	12,974	12,576
Income before income tax expense	7,398	8,842	32,533	7,634	9,242	7,959	7,698
Provision for income tax expense	1,731	2,179	8,018	1,857	2,294	1,975	1,892
Net Income	$5,667	$6,663	$24,515	$5,777	$6,948	$5,984	$5,806
Basic net income per common share	$0.88	$1.03	$3.78	$0.89	$1.07	$0.92	$0.90
Diluted net income per common share	$0.87	$1.03	$3.77	$0.89	$1.07	$0.92	$0.89
Weighted average number of basic shares outstanding	6,451	6,483	6,490	6,499	6,496	6,489	6,474
Weighted average number of diluted shares outstanding	6,461	6,494	6,504	6,510	6,508	6,506	6,490
Dividends declared per common share	$0.26	$0.26	$0.96	$0.26	$0.26	$0.22	$0.22

Non-GAAP Financial Measures (unaudited)

Reconciliation of as reported (GAAP) and non-GAAP financial measures

The following tables below provide a reconciliation of certain financial measures calculated under generally accepted accounting principles ("GAAP") (as reported) and non-GAAP. A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with GAAP in the United States. The Company’s management believes the presentation of non-GAAP financial measures provide investors with a greater understanding of the Company’s operating results in addition to the results measured in accordance with GAAP. While management uses these non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with GAAP or considered to be more important than financial results determined in accordance with GAAP.

The following non-GAAP financial measures exclude gains on disposal of fixed assets and consulting fees incurred with core processing contract in 2026.

	Three months ended June 30,		Six months ended June 30,
(in thousands, except for per share amount)	2026	2025	2026	2025
Net income - as reported	$5,667	$5,984	$12,330	$11,790
Adjustments:
Gain on disposal of fixed assets	—	—	(46)	—
Consulting fee on core processing contract	2,179	—	2,179	—
Income tax effect of adjustments	(527)	—	(516)	—
Adjusted net income (non-GAAP)	$7,319	$5,984	$13,947	$11,790

Basic earnings per share - as reported	$0.88	$0.92	$1.91	$1.82
Adjustments:
Gain on disposal of fixed assets	—	—	(0.01)	—
Consulting fee on core processing contract	0.26	—	0.26	—
Adjusted basic earnings per share (non-GAAP)	$1.14	$0.92	$2.16	$1.82

Diluted earnings per share - as reported	$0.87	$0.92	$1.90	$1.81
Adjustments:
Gain on disposal of fixed assets	—	—	(0.01)	—
Consulting fee on core processing contract	0.26	—	0.26	—
Adjusted diluted earnings per share (non-GAAP)	$1.13	$0.92	$2.15	$1.81

	As of or for the three months ended		As of or for the six months ended
	June 30,		June 30,
(in thousands, except per share data)	2026	2025	2026	2025
Per Share Data
Basic net income per share - as reported	$0.88	$0.92	$1.91	$1.82
Basic net income per share - non-GAAP	1.14	0.92	2.16	1.82
Diluted net income per share - as reported	$0.87	$0.92	$1.90	$1.81
Diluted net income per share - non-GAAP	1.13	0.92	2.15	1.81
Basic book value per share	$32.91	$29.43
Diluted book value per share	$32.86	$29.38

Significant Ratios:

	As of or for the six months ended
	June 30,
	2026	2025
Return on Average Assets - as reported	1.20%	1.20%
Adjustments:
Gain on disposal of fixed assets	(0.01)%	—
Consulting fee on core processing contract	0.17%	—
Adjusted Return on Average Assets (non-GAAP)	1.36%	1.20%

Return on Average Equity - as reported	11.92%	12.78%
Gain on disposal of fixed assets	(0.03)%	—
Consulting fee on core processing contract	1.60%	—
Adjusted Return on Average Equity (non-GAAP)	13.49%	12.78%

	Three Months Ended
	June 30
	2026			2025
(dollars in thousands)	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Assets
Loans	$1,549,332	23,812	6.16%	$1,489,485	22,304	6.01%
Investment Securities:
Taxable	291,217	1,907	2.63%	283,914	1,776	2.51%
Non taxable	7,488	106	5.68%	7,424	101	5.46%
Total	298,705	2,013	2.70%	291,338	1,877	2.58%
Federal funds sold	28,424	344	4.85%	50,675	628	4.97%
Interest-bearing deposits with other banks	861	6	2.80%	3,799	20	2.11%
Other interest earning assets	2,656	74	11.18%	5,815	96	6.62%
Total earning assets	1,879,978	26,249	5.60%	1,841,112	24,925	5.43%
Allowance for credit losses	(20,249)			(18,685)
Non-earning assets	179,343			175,323
Total Assets	$2,039,072			$1,997,750
Liabilities and Shareholders’ Equity
Deposits
Interest-bearing demand deposits	$389,083	$1,600	1.65%	$357,725	$1,520	1.70%
Interest-bearing money markets- retail	560,943	3,753	2.68%	473,262	3,578	3.03%
Interest-bearing money markets- brokered	1	—	—%	496	5	4.04%
Savings deposits	159,161	43	0.11%	168,854	45	0.11%
Time deposits - retail	148,020	1,370	3.71%	147,433	1,122	3.05%
Time deposits - brokered	25,000	267	4.28%	50,000	518	4.16%
Total deposits	1,282,208	7,033	2.20%	1,197,770	6,788	2.27%
Short-term borrowings	19,922	26	0.52%	19,811	21	0.43%
Long-term borrowings	30,929	524	6.80%	120,929	1,355	4.49%
Total interest-bearing liabilities	1,333,059	7,583	2.28%	1,338,510	8,164	2.45%
Non-interest-bearing deposits	463,149			440,779
Other liabilities	32,586			29,889
Shareholders’ Equity	210,278			188,572
Total Liabilities and Shareholders’ Equity	$2,039,072			$1,997,750
Net interest income and spread		$18,666	3.32%		$16,761	2.98%
Net interest margin			3.98%			3.65%

	Six Months Ended
	June 30,
	2026			2025
(dollars in thousands)	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
Assets
Loans	$1,526,255	$46,326	6.12%	$1,486,334	$44,072	5.98%
Investment Securities:
Taxable	291,027	3,787	2.62%	284,612	3,539	2.51%
Non taxable	7,493	211	5.68%	6,977	182	5.26%
Total	298,520	3,998	2.70%	291,589	3,721	2.57%
Federal funds sold	78,697	1,513	3.88%	46,213	1,012	4.42%
Interest-bearing deposits with other banks	1,602	29	3.65%	3,174	35	2.22%
Other interest earning assets	3,946	152	7.77%	5,795	196	6.82%
Total earning assets	1,909,020	52,018	5.49%	1,833,105	49,036	5.39%
Allowance for credit losses	(19,990)			(18,550)
Non-earning assets	178,742			174,298
Total Assets	$2,067,772			$1,988,853
Liabilities and Shareholders’ Equity
Deposits
Interest-bearing demand deposits	$392,655	$3,268	1.68%	$366,170	$3,173	1.75%
Interest-bearing money markets- retail	554,931	7,428	2.70%	468,732	7,125	3.07%
Interest-bearing money markets- brokered	84	1	2.40%	316	6	3.83%
Savings deposits	159,415	81	0.10%	170,178	88	0.10%
Time deposits - retail	149,015	2,294	3.10%	145,984	2,176	3.01%
Time deposits - brokered	28,039	592	4.26%	43,059	903	4.23%
Total deposits	1,284,139	13,664	2.15%	1,194,439	13,471	2.27%
Short-term borrowings	19,259	37	0.39%	21,423	41	0.39%
Long-term borrowings	58,940	1,519	5.20%	120,929	2,698	4.50%
Total interest-bearing liabilities	1,362,338	15,220	2.25%	1,336,791	16,210	2.45%
Non-interest-bearing deposits	463,856			435,362
Other liabilities	32,985			30,682
Shareholders’ Equity	208,593			186,018
Total Liabilities and Shareholders’ Equity	$2,067,772			$1,988,853
Net interest income and spread		$36,798	3.24%		$32,826	2.94%
Net interest margin			3.89%			3.61%